Exhibit 99.2

Joint Filing Agreement Pursuant to Rule 13d-1(k)(1)

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D/A (including amendments thereto) with respect to the common stock, par value $0.50 per share, of Barnwell Industries, Inc., and that this Joint Filing Agreement be included as an Exhibit to such joint filing.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement this 19th day of June, 2014.

By:	/s/ Morton H. Kinzler
Name: Morton H. Kinzler

ESTATE OF R. DAVID SUDARSKY

By:	/s/ Morton H. Kinzler
Name: Morton H. Kinzler Title: Executor